Exhibit 4.4

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of May 19, 2011, among HSBC BANK PLC (“HSBC”), as collateral agent (the “First Lien Agent”) under the First Lien Credit Agreement (as defined below), including its successors and assigns from time to time; Wilmington Trust FSB (“Wilmington”), as collateral agent (the “Second Lien Agent”) under the Second Lien Indenture (as defined below), including its successors and assigns from time to time; SEVEN SEAS CRUISES S. DE. R.L. (formerly known as Classic Cruises Holdings S. DE R.L.), a Panamanian sociédad de responsibilidad limitada (including its successors and assigns from time to time under the First Lien Documents, “SSC”); MARINER, LLC (as assignee of RADISSON SEVEN SEAS (FRANCE), a French société en nom collectif), a Marshall Islands limited liability company (including its successors and assigns from time to time under the First Lien Documents, “Mariner”); CELTIC PACIFIC (UK) TWO LIMITED, a company organized and existing under the laws of the Bahamas (including its successors and assigns from time to time under the First Lien Documents, “CP2”) and SUPPLYSTILL LIMITED, an English private limited company (including its successors and assigns from time to time under the First Lien Documents, “Supplystill”), (SSC, Mariner, CP2 and Supplystill collectively, the “Borrowers”); and each Subsidiary of SSC that becomes a party hereto pursuant to Section 8.21 below.

A. The Borrowers are party to the credit agreement dated as of January 31, 2008 (as amended, supplemented, restated, extended, refinanced, renewed, replaced, defeased, refunded or otherwise modified from time to time, the “First Lien Credit Agreement”) among, amongst others, Prestige Cruise Holdings, Inc., a Panamanian corporation, the Borrowers, the lenders party thereto from time to time, HSBC, as administrative agent and collateral agent, Calyon, as syndication agent, DVB Bank America N.V., as documentation agent, HSBC, Calyon and DVB Bank America N.V., as joint bookrunners, HSBC, as mandated lead arranger and Calyon and DVB Bank America N.V., as co-arrangers. The Obligations of the Borrowers under the First Lien Credit Agreement constitute First Lien Claims (as defined below).

B. The Borrowers are party to the indenture for second-priority senior secured notes dated as of May 19, 2011 (as amended, supplemented, restated, extended, refinanced, renewed, replaced, defeased, refunded or otherwise modified from time to time, including by virtue of additional indentures or other additional debt documents, the “Second Lien Indenture”) among SSC, as issuer, Mariner, CP2 and Supplystill, as guarantors, and Wilmington Trust FSB, as trustee and collateral agent. The Obligations of SSC, Mariner, CP2 and Supplystill under the Second Lien Indenture constitute Second Lien Claims (as defined below).

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” shall have the meaning set forth in the First Lien Credit Agreement.

“Agreement” shall mean this Agreement, as amended, restated, replaced, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Asset Sale” means, with respect to an asset, any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any person of, such asset.

“Bankruptcy Law” shall mean Title 11 of the United States Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” shall have the meaning set forth in the preamble.

“Closing Date” shall mean January 31, 2008.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both First Lien Collateral and Second Lien Collateral, including any assets in which the First Lien Agent or the Second Lien Agent is automatically deemed to have a Lien pursuant to the provisions of Section 2.3.

“Comparable Second Lien Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any First Lien Collateral Document, those Second Lien Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of First Lien Claims” shall mean payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made) of (a) all Obligations in respect of all outstanding First Lien Claims and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the First Lien Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Lien Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of First Lien Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Lien Claims that constitute an exchange or replacement for or a refinancing of such Obligations or First Lien Claims. In the event the First Lien Claims are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Lien Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such Obligations and any obligations pursuant to such new indebtedness shall have been satisfied.

“Event of Loss” means, with respect to an asset, (i) the actual or constructive total loss or the arranged or compromised total loss of such asset or (ii) the capture, condemnation, confiscation, requisition, purchase, sale, seizure or forfeiture of, or any taking of title to, such asset.

“First Lien Agent” shall have the meaning set forth in the preamble.

“First Lien Claims” shall mean all Obligations arising under the First Lien Credit Agreement or any other First Lien Document, whether or not such Obligations constitute Indebtedness, including Obligations arising under Secured Hedge Agreements. First Lien Claims shall include all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant First Lien Documents whether or not the claim for such interest or expenses is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“First Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Claim.

“First Lien Collateral Agreement” shall mean the Collateral Agreement dated as of January 31, 2008 among Mariner, CP2, Supplystill and HSBC, as collateral agent for the secured parties referred to therein, as amended, restated, modified or replaced from time to time.

“First Lien Collateral Documents” shall mean the First Lien Collateral Agreement, the First Lien Vessel Mortgages and any security agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any First Lien Claims or under which rights or remedies with respect to such Lien are at any time governed.

“First Lien Credit Agreement” shall have the meaning set forth in the recitals.

“First Lien Documents” shall mean the First Lien Credit Agreement, the First Lien Collateral Documents and each of the other agreements, documents and instruments (including each agreement, document or instrument providing for or evidencing a First Lien Hedging Obligation) providing for, evidencing or securing any Obligation under the First Lien Credit Agreement.

“First Lien Hedging Obligations” shall mean any Obligations under Secured Hedge Agreements.

“First Lien Lenders” shall mean the Persons holding First Lien Claims, including the First Lien Agent.

“First Lien Vessel Mortgages” shall mean each of the first preferred or first priority ship mortgages or other security documents granting a Lien on a Mortgaged Vessel to secure the First Lien Claims.

“Grantors” shall mean the Borrowers and each of SSC’s Subsidiaries that has executed and delivered a First Lien Collateral Document or Second Lien Collateral Document.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Second Lien Indenture, as applicable.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or a financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligations of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, the Obligations of any Grantor under any First Lien Document or Second Lien Document include the obligations to pay principal, interest (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Grantor to reimburse any amount in respect of any of the foregoing that any First Lien Lender or Second Lien Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Grantor.

“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledged Collateral” shall mean the Common Collateral in the possession of the First Lien Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code.

“Purchase Event” shall have the meaning set forth in Section 5.6.

“Recovery” shall have the meaning set forth in Section 6.4.

“Required Lenders” shall mean, with respect to the First Lien Credit Agreement, those First Lien Lenders the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from the First Lien Credit Agreement (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of such First Lien Credit Agreement).

“Second Lien” shall mean any Lien on any assets of any Grantor securing any Second Lien Claims.

“Second Lien Agent” shall have the meaning set forth in the preamble.

“Second Lien Claims” shall mean all Obligations in respect of the Second Lien Indenture or arising under the Second Lien Documents or any of them, including all fees and expenses of the Second Lien Agent thereunder.

“Second Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Claim.

“Second Lien Collateral Agreement” shall mean the Collateral Agreement dated as of the date hereof among Mariner, CP2, Supplystill and the Second Lien Agent, as collateral agent for the secured parties referred to therein, as amended, restated, modified or replaced from time to time.

“Second Lien Collateral Documents” shall mean the Second Lien Collateral Agreement, the Second Lien Vessel Mortgages and any security agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Second Lien Claims or under which rights or remedies with respect to any such Lien are governed.

“Second Lien Documents” shall mean the Second Lien Indenture, the Second Lien Collateral Documents and each of the other agreements, documents and instruments providing for, evidencing or securing any Obligation under the Second Lien Indenture.

“Second Lien Indenture” shall have the meaning set forth in the recitals.

“Second Lien Secured Parties” shall mean the Persons holding Second Lien Claims, including the Second Lien Agent.

“Second Lien Vessel Mortgages” shall mean each of the second preferred or second priority ship mortgages or other security documents granting a Lien on a Mortgaged Vessel to secure the Second Lien Claims.

“Secured Hedge Agreements” shall mean each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is the First Lien Agent, a First Lien Lender or an Affiliate of either as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the First Lien Agent, a First Lien Lender or an Affiliate of either at the time such Swap Agreement is entered into.

“Securities Account” shall have the meaning set forth in the Uniform Commercial Code.

“Standstill Period” shall have the meaning assigned to such term in Section 3.1(e).

“Subsidiary” shall mean, unless the context otherwise indicates, any “Subsidiary” of SSC as defined in the First Lien Credit Agreement.

“Swap Agreement” shall have the meaning set forth in the First Lien Credit Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, renewed, replaced, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this

Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

Section 2. Lien Priorities.

2.1 Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Second Lien Agent or the Second Lien Secured Parties on the Common Collateral or of any Liens granted to the First Lien Agent or the First Lien Lenders on the Common Collateral, (ii) any provision of the UCC, the Bankruptcy Code, or any applicable law or the Second Lien Documents or the First Lien Documents, (iii) whether the First Lien Agent, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First Lien Claims now or hereafter held by or on behalf of the First Lien Agent or any First Lien Lender or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Lien Claims and (b) any Lien on the Common Collateral securing any Second Lien Claims now or hereafter held by or on behalf of the Second Lien Agent or any Second Lien Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First Lien Claims. All Liens on the Common Collateral securing any First Lien Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Lien Claims for all purposes, whether or not such Liens securing any First Lien Claims are subordinated to any Lien securing any other obligation of any Grantor or any other Person.

2.2 Prohibition on Contesting Liens. The Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, and the First Lien Agent, for itself and on behalf of each First Lien Lender, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any First Lien Claim held (or purported to be held) by or on behalf of the First Lien Agent or any of the First Lien Lenders or any agent or trustee therefor in any First Lien Collateral or any other collateral, or (b) a Lien securing any Second Lien Claims held (or purported to be held) by or on behalf of the Second Lien Agent or any Second Lien Secured Party or any agent or trustee therefor in any Second Lien Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Agent or any First Lien Lender to enforce this Agreement (including the priority of the Liens securing the First Lien Claims as provided in Section 2.1) or any of the First Lien Documents.

2.3 No New Liens.

(a) So long as the Discharge of First Lien Claims has not occurred, the Second Lien Agent agrees, for itself and on behalf of each Second Lien Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, that it shall not acquire or hold any Lien on any assets of any Grantor securing any Second Lien Claims that are not also subject to the first-priority Lien in respect of the First Lien Claims under the First Lien Documents. If the Second Lien Agent or any Second Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any such collateral that is not also subject to the first-priority Lien in respect of the First Lien Claims under the First Lien Documents, then the Second Lien Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such lien for the benefit of the First Lien Agent as security for the First Lien Claims (subject to the Lien priority and other terms hereof) and shall promptly notify the First Lien Agent in writing of the existence of such Lien and in any event take such actions as may be requested by the First Lien Agent to assign or release such Liens to the First Lien Agent (and/or its designee) as security for the applicable First Lien Claims.

(b) The First Lien Agent agrees, for itself and on behalf of each First Lien Lender, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, that it shall not acquire or hold any Lien on any assets of any Grantor securing any First Lien Claims that are not also subject to the second-priority Lien in respect of the Second Lien Claims under the Second Lien Documents. If the First Lien Agent or any First Lien Lender shall (nonetheless and in breach hereof) acquire or hold any Lien on any such collateral that is not also subject to the second-priority Lien in respect of the Second Lien Claims under the Second Lien Documents, then the First Lien Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such lien for the benefit of the Second Lien Agent as security for the Second Lien Claims (subject to the Lien priority and other terms hereof) and shall promptly notify the Second Lien Agent in writing of the existence of such Lien and in any event take such actions, within the control of the First Lien Agent, as may be reasonably requested by the Second Lien Agent to cause such Liens to secure the Second Lien Claims.

(c) The Second Lien Agent acknowledges and agrees, for itself and on behalf of each Second Lien Secured Party, that (i) the First Lien Lenders may have a security interest in assets of Prestige Cruise Holdings, Inc., a Panamanian corporation and the indirect parent of SSC (“PCH”), (ii) neither the Second Lien Agent nor any Second Lien Secured Party has a security interest in assets of PCH and (iii) if the Second Lien Agent or any Second Lien Secured Party has or obtains such a security interest, such assets shall be deemed Common Collateral for all purposes of this Agreement.

2.4 Perfection of Liens. Neither of the First Lien Agent nor the First Lien Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Lien Agent and the Second Lien Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Lenders and the Second Lien Secured Parties and shall not impose on the First Lien Agent, the Second Lien Agent, the First Lien Lenders or the Second Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

2.5 Waiver of Marshalling. Until the Discharge of the First Lien Claims, the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

Section 3. Enforcement.

3.1 Exercise of Remedies.

(a) So long as the Discharge of First Lien Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, (i) neither the Second Lien Agent nor any Second Lien Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral in respect of any applicable Second Lien Claims, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral, or any other collateral, by the First Lien Agent or any First Lien Lender in respect of the First Lien Claims, the exercise of any right by the First Lien Agent or any First Lien Lender (or any agent or sub-agent on their behalf) in respect of the First Lien Claims under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Agent or any Second Lien Secured Parties either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral, or any other collateral, under the First Lien Documents or otherwise in respect of First Lien Claims, or (z) object to the forbearance by the First Lien Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral in respect of First Lien Claims and (ii) except as otherwise provided herein, the First Lien Agent and the First Lien Lenders shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of the Second Lien Agent or any Second Lien Secured Parties (provided that the First Lien Agent will use its reasonable efforts to advise the Second Lien Agent at reasonable intervals of the status of any lien enforcement actions conducted by the First Lien Agent (provided, however, that the failure of the First Lien Agent to so advise the Second Lien Agent shall not impair or affect the Second Lien Agent’s or any Second Lien Secured Party’s obligations to the First Lien Agent and the First Lien Lenders, the First Lien Agent’s rights hereunder or the enforceability of this Agreement or any Liens created or granted hereby)); provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Second Lien Agent may file a proof of claim or statement of interest with respect to the applicable Second Lien Claims, (B) the Second Lien Agent and the Second Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including, without limitation, any claims secured by the Common Collateral, if any, in each case, not otherwise in contravention of the terms of this Agreement, (C) the Second Lien Agent may take any action (not adverse to the prior Liens on the Common Collateral securing the First Lien Claims, or the rights of the First Lien Agent or the First Lien Lenders to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral and (D) subject to Section 3.1(e), the Second Lien Agent and the Second Lien Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Common Collateral after the termination of the Standstill Period. In exercising rights and remedies with respect to the First Lien Collateral, the First Lien Agent and the First Lien Lenders may enforce the provisions of the First Lien Documents and exercise remedies thereunder with respect to the Common Collateral, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the uniform commercial code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of First Lien Claims has not occurred, the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, agrees that it will not take or receive any Common Collateral or any proceeds of Common Collateral in connection with (i) the exercise of any right or remedy (including setoff or recoupment) or (ii) any Asset Sale or Event of Loss, in each case with respect to any Common Collateral or other collateral in respect of the Second Lien Claims. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Claims has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a) and in Section 3.1(e), the sole right of the Second Lien Agent and the Second Lien Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the Second Lien Claims pursuant to the Second Lien Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Claims has occurred.

(c) Subject to the final proviso in clause (ii) of Section 3.1(a) above and the proviso in Section 3.1(e) below, (i) the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, agrees that neither the Second Lien Agent nor any Second Lien Secured Party will take any action that would hinder any exercise of remedies undertaken by the First Lien Agent or the First Lien Lenders with respect to the Common Collateral or any other collateral under the First Lien Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, hereby waives any and all rights it or any Second Lien Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Agent or the First Lien Lenders seek to enforce or collect the First Lien Claims or the Liens granted in any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or First Lien Lenders is adverse to the interests of the Second Lien Secured Parties.

(d) The Second Lien Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document shall be deemed to restrict in any way the rights and remedies of the First Lien Agent or the First Lien Lenders with respect to the First Lien Collateral as set forth in this Agreement and the First Lien Documents.

(e) Each party hereto agrees that, after a period of 150 days has elapsed since the date on which the Second Lien Agent has delivered to the First Lien Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Lien Indenture (the “Standstill Period”), the Second Lien Agent may (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Common Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Lien Agent or any Second Lien Secured Party is a party) or (B) commence or join with any person (other than the First Lien Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Lien Agent or any

Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Common Collateral, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Lien Agent or any First Lien Lender shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to all or any material portion of the Common Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Agent by the First Lien Agent).

3.2 Cooperation. Subject to the final proviso in clause (ii) of Section 3.1(a) and the proviso in Section 3.1(e), the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, agrees that, unless and until the Discharge of First Lien Claims has occurred, it will not commence, or join with any Person (other than the First Lien Lenders and the First Lien Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the Second Lien Documents or otherwise in respect of the Second Lien Claims relating to the Common Collateral.

3.3 Actions Upon Breach. If any Second Lien Secured Party, in contravention of the terms of this Agreement, in any way takes, or attempts or threatens to take, any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Second Lien Secured Party that relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Lenders, it being understood and agreed by the Second Lien Agent on behalf of each Second Lien Secured Party that (i) the First Lien Lenders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Secured Party waives any defense that the Grantors and/or the First Lien Lenders cannot demonstrate damage and/or be made whole by the awarding of damages.

Section 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Claims has not occurred, the Common Collateral and any other collateral in respect of the Second Lien Claims or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral or other collateral upon the exercise of remedies (whether prior to or during the pendency of an Insolvency or Liquidation Proceeding) as a secured party, shall be applied by the First Lien Agent to the First Lien Claims in such order as specified in the relevant First Lien Documents until the Discharge of First Lien Claims has occurred. Upon the Discharge of First Lien Claims, the First Lien Agent shall deliver promptly to the Second Lien Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Agent to the Second Lien Claims in such order as specified in the Second Lien Documents.

4.2 Payments Over. Without limitation of Section 4.1, any Common Collateral or other collateral in respect of the Second Lien Claims or proceeds thereof received by the Second Lien Agent or any Second Lien Secured Party in connection with (i) the exercise of any right or remedy (including setoff or recoupment) or (ii) any Asset Sale or Event of Loss, in each case relating to the Common Collateral or such other collateral prior to the Discharge of First Lien Claims shall be segregated and held in trust for the benefit of and forthwith paid over to the First Lien Agent (and/or its designees) for the benefit of the First Lien Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Agent is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any such Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

4.3 Certain Agreements with Respect to Unenforceable Collateral. In addition to the rights and obligations of the First Lien Agent, the Second Lien Agent, the First Lien Lenders and Second Lien Secured Parties set forth herein, in the event that in any Insolvency or Liquidation Proceeding a determination is made that Liens encumbering any Common Collateral are not enforceable for any reason, then the Second Lien Agent for itself and on behalf of each Second Lien Secured Party agrees that any distribution or recovery they may receive with respect to, or allocable to, the value of such Common Collateral or any proceeds thereof shall (for so long as the Discharge of First Lien Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the First Lien Lenders in the same form as received without recourse, representation or warranty but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Claims has occurred. The First Lien Agent is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

Section 5. Other Agreements.

5.1 Releases.

(a) If, at any time any Grantor or the holder of any First Lien Claim delivers notice to the Second Lien Agent that any specified Common Collateral (including for such purpose, in the case of the sale of equity interests in any Subsidiary, any Common Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) is sold, transferred or otherwise disposed of:

(i) by the owner of such Common Collateral in a transaction permitted under the First Lien Credit Agreement and the Second Lien Indenture; or

(ii) (x) during the existence of any Event of Default under (and as defined in) the First Lien Credit Agreement to the extent the First Lien Agent has consented to such sale, transfer or disposition, or (y) in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral permitted hereunder; or

(iii) or is otherwise released as permitted by the First Lien Credit Agreement (other than a release upon the Discharge of First Lien Claims),

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Lien Secured Parties upon such Collateral (excluding any portion of such Collateral or proceeds of such Collateral (if any) remaining after the Discharge of First Lien Claims and not disposed of in connection therewith) will automatically be released and discharged as and when, but only to the extent, such Liens on such Collateral securing First Lien Claims are released and discharged. Upon delivery to the Second Lien Agent of a notice from the First Lien Agent stating that any release of Liens securing or supporting the First Lien Claims has become effective (or shall become effective upon the Second Lien Agent’s release) (whether in connection with a sale of such assets by the relevant Grantor pursuant to the preceding sentence or otherwise), the Second Lien Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms at the expense of SSC. In the case of the sale of all or substantially all of the capital stock of a Grantor or any of its Subsidiaries, the guarantee in favor of the Second Lien Secured Parties, if any, made by such Grantor or Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or Subsidiary of First Lien Claims is released and discharged.

(b) The Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, hereby irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Agent or such holder or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c) In the event that the aggregate principal amount of loans outstanding under the First Lien Documents, at any time, is less than 15% of the sum of such amount and the aggregate principal amount of the Indebtedness outstanding under the Second Lien Documents, then any release or discharge with respect to the Common Collateral (other than a release or discharge contemplated by Section 5.1(a)(i) or Section 5.1(a)(ii) above) shall require the consent of the holders of First Lien Claims and Second Lien Claims representing in the aggregate more than 50% of the sum of (i) the aggregate principal amount of loans outstanding under the First Lien Documents and (ii) the aggregate principal amount of the Indebtedness outstanding under the Second Lien Documents.

(d) Unless and until the Discharge of First Lien Claims has occurred, the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the repayment of First Lien Claims pursuant to the First Lien Credit Agreement; provided that nothing in this Section 5.1(d) shall be construed to prevent or impair the rights of the Second Lien Agent or the Second Lien Secured Parties to receive proceeds in connection with the Second Lien Claims not otherwise in contravention of this Agreement.

5.2 Insurance. Unless and until the Discharge of First Lien Claims has occurred, the First Lien Agent and the First Lien Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Documents, to adjust settlement for any insurance policy covering the Common Collateral or any other collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral or such other collateral. Unless and until the Discharge of First Lien Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral or such other collateral shall be paid (a) first, prior to the occurrence of the Discharge of First Lien Claims, to the First Lien Agent for the benefit of First Lien Lenders pursuant to the terms of the First Lien Documents, (b) second, after the occurrence of the Discharge of First Lien Claims, to the Second Lien Agent for the benefit of the Second Lien Secured Parties pursuant to the terms of the Second Lien Documents and (c) third, if no Second Lien Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Second Lien Agent or any Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Agent in accordance with the terms of Section 4.2.

5.3 Amendments to Second Lien Collateral Documents.

(a) So long as the Discharge of First Lien Claims has not occurred, without the prior written consent of the First Lien Agent and the Required Lenders, no Second Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Second Lien Agent agrees that each Second Lien Collateral Document shall include the following language (or language of similar effect approved by the First Lien Agent):

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Second Lien Agent pursuant to this agreement and the exercise of any right or remedy by the Second Lien Agent hereunder are subject to the limitations and provisions of the Intercreditor Agreement dated as of May 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among HSBC Bank plc, as First Lien Agent, the Second Lien Agent, Seven Seas Cruises S. DE R.L., Mariner, LLC, Celtic Pacific (UK) Two Limited and Supplystill Limited and the subsidiaries party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this agreement, the terms of the Intercreditor Agreement shall govern.

(b) In the event that the First Lien Agent or the First Lien Lenders under the First Lien Credit Agreement or, if there is no First Lien Credit Agreement, any other First Lien Lenders, enter into any amendment, waiver or consent in respect of or replace any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Agent, the First Lien Lenders or any Grantor thereunder (including the release of any Liens in First Lien Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second Lien Collateral Document without the consent of the Second Lien Agent or any Second Lien Secured Party and without any action by the Second Lien Agent or any Grantor; provided, that such amendment, waiver or consent does not (i) remove assets subject to the Second Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.1 and provided that there is a concurrent release of the corresponding Liens securing First Lien Claims, (ii) amend, modify or otherwise affect the rights or duties of the Second Lien Agent without its prior written consent, (iii) permit Liens on the Common Collateral (other than Liens securing DIP Financing) which are not permitted under the terms of the Second Lien Documents or Section 6 hereof, or (iv) otherwise does not materially adversely affect the rights of the Second Lien Secured Parties or the interests of the Second Lien Secured Parties in the Second Lien Collateral and not the other creditors of such Grantor, as the case may be, that have a security interest in the affected collateral in a like or similar manner (without regard to the fact that the Lien of such First Lien Collateral Document is senior to the Lien of the Comparable Second Lien Collateral Document). The First Lien Agent shall give written notice of such amendment, waiver or consent to the Second Lien Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Lien Collateral Document as set forth in this Section 5.3(b).

(c) Anything contained herein to the contrary notwithstanding, until the Discharge of First Lien Claims has occurred, no Second Lien Collateral Document may be amended, supplemented or otherwise modified or entered into without the prior written consent of the First Lien Agent and, without limitation on the foregoing, no Second Lien Collateral Document shall be entered into unless the collateral covered thereby is also subject to a perfected first-priority interest in favor of the First Lien Agent for the benefit of the First Lien Lenders pursuant to the First Lien Collateral Documents.

5.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Lien Agent and the Second Lien Secured Parties may exercise rights and remedies as an unsecured creditor against SSC or any Subsidiary that has guaranteed the Second Lien Claims in accordance with the terms of the applicable Second Lien Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Second Lien Agent or any Second Lien Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by the Second Lien Agent or any Second Lien Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or (b) enforcement in contravention of this Agreement of any Lien in respect of Second Lien Claims held by any of them. In the event the Second Lien Agent or any Second Lien Secured Party becomes a judgment lien creditor or other secured creditor, in each case, in respect of Common Collateral or other collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Lien Claims or otherwise, such judgment or other lien shall be subordinated to the Liens securing First Lien Claims on the same basis as the other Liens securing the Second Lien Claims are so subordinated to such Liens securing First Lien Claims under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Agent or the First Lien Lenders may have with respect to the First Lien Collateral.

5.5 First Lien Agent as Gratuitous Bailee for Perfection.

(a) The First Lien Agent agrees to hold, maintain control or be listed as an additional insured or loss payee with respect to the Pledged Collateral in its possession, control or with respect to which it is listed as an additional insured or a loss payee (or in the possession, control or with respect which an additional insured or loss payee is its agent or bailee) as gratuitous bailee for the Second Lien Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second Lien Collateral Documents, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC).

(b) In the event that the First Lien Agent (or its agent or bailee) has Lien filings against the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the First Lien Agent agrees to hold such Liens as gratuitous bailee for the Second Lien Agent and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Lien Collateral Documents, subject to the terms and conditions of this Section 5.5.

(c) Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of First Lien Claims has occurred, the First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Documents as if the Liens under the Second Lien Collateral Documents did not exist. The rights of the Second Lien Agent and the Second Lien Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d) The First Lien Agent shall not have any obligation whatsoever to the Second Lien Agent or any Second Lien Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties and responsibilities of the First Lien Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee for the Second Lien Agent for purposes of perfecting the Lien held by the Second Lien Secured Parties.

(e) The First Lien Agent shall not have by reason of the Second Lien Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the Second Lien Agent or any Second Lien Secured Party and the Second Lien Agent and the Second Lien Secured Parties hereby waive and release the First Lien Agent from all claims and liabilities arising pursuant to its role under this Section 5.5, as agent and gratuitous bailee with respect to the Common Collateral.

(f) Upon the Discharge of First Lien Claims, the First Lien Agent shall deliver to the Second Lien Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) together with any necessary endorsements (or otherwise allow the Second Lien Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the First Lien Agent for loss or damage suffered by the First Lien Agent as a result of such transfer except for loss or damage suffered by the First Lien Agent as a result of its own willful misconduct, gross negligence or bad faith. The First Lien Agent has no obligation to follow instructions from the Second Lien Agent in contravention of this Agreement.

(g) Neither the First Lien Agent nor the First Lien Lenders shall be required to marshal any present or future collateral security for SSC’s or its Subsidiaries’ obligations to the First Lien Agent or the First Lien Lenders under the First Lien Credit Agreement or the First Lien Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

5.6 Purchase Right. Without prejudice to the enforcement of the First Lien Lenders’ remedies, the First Lien Agent agrees, for itself and on behalf of the First Lien Lenders that following (a) acceleration of the First Lien Claims in accordance with the terms of the First Lien Credit Agreement, (b) a payment default under the First Lien Credit Agreement that has not been cured or waived by the First Lien Lenders within sixty (60) days of the occurrence thereof or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Lien Secured Parties may request, and the First Lien Lenders hereby offer the Second Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First Lien Claims (other than First Lien Claims arising under Secured Hedge Agreements), outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of such First Lien Claims and accrued and unpaid interest and fees, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Acceptance (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Lien Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Agent and the Second Lien Agent. If none of the Second Lien Secured Parties exercise such right, the First Lien Lenders shall have no further obligations pursuant to this Section 5.6 for such

Purchase Event and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement.

Section 6. Insolvency or Liquidation Proceedings.

6.1 Financing Issues. If any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Agent shall desire to permit the use of cash collateral or to permit any Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Liens securing the First Lien Claims under the First Lien Credit Agreement or, if no First Lien Credit Agreement exists, under the other First Lien Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral and any other collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Claims are so subordinated to Liens securing First Lien Claims under this Agreement, (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First Lien Claims made by the First Lien Agent or any holder of First Lien Claims, (c) any lawful exercise by any holder of First Lien Claims of the right to credit bid First Lien Claims at any sale in foreclosure of First Lien Collateral, (d) any other request for judicial relief made in any court by any holder of First Lien Claims relating to the lawful enforcement of any Lien on First Lien Collateral or (e) any order relating to a sale of assets of any Grantor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Lien Claims and the Second Lien Claims will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First Lien Collateral do to the Liens securing the Second Lien Collateral in accordance with this Agreement provided, however, that the provisions of this Section 6.1 shall only be applicable as to the Second Lien Agent and the Second Lien Secured Parties if the sum of (x) the aggregate principal amount of the DIP Financing and (y) the aggregate principal amount of the pre-petition First Lien Claims (other than First Lien Claims arising under Secured Hedge Agreements) does not exceed the sum of (i) the aggregate principal amount of the pre-petition First Lien Claims (other than First Lien Claims arising under Secured Hedge Agreements) and (ii) $100,000,000.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Claims has occurred, the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral, without the prior written consent of the First Lien Agent and the Required Lenders.

6.3 Adequate Protection. The Second Lien Agent, on behalf of itself and each Second Lien Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the First Lien Lenders for adequate protection or (b) any objection by the First Lien Agent or the First Lien Lenders to any motion, relief, action or proceeding based on the First Lien Agent’s or the First Lien Lenders’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then the Second Lien Agent, on behalf of itself and any Second Lien Secured Party, (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Lien Claims and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Claims are so subordinated to the Liens securing First Lien Claims under this Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Second Lien Agent, on behalf of itself or any Second Lien Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Lien Agent, on behalf of itself or each such Second Lien Secured Party, agrees that the First Lien Agent shall also be granted a First Lien on such additional collateral as security for the applicable First Lien Claims and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Claims shall be subordinated to the Liens on such collateral securing the First Lien Claims and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Lien Lenders as adequate protection on the same basis as the other Liens securing the Second Lien Claims are so subordinated to such Liens securing First Lien Claims under this Agreement.

6.4 Avoidance Issues. If any First Lien Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the First Lien Claims shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred, any Discharge of First Lien Claims that had occurred shall be deemed not to have occurred and the First Lien Lenders shall be entitled to a Discharge of First Lien Claims with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

6.5 Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

6.6 Waivers. Until the Discharge of First Lien Claims has occurred, the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Lien Claims for costs or expenses of preserving or disposing of any Common Collateral or other collateral and (b) waives any claim it may now or hereafter have arising out of the election by any First Lien Lender of the application of Section 1111(b)(2) of the Bankruptcy Code.

6.7 Nature of Obligations; Post Petition Interest. The Second Lien Agent, on behalf of the Second Lien Secured Parties, and each of the Second Lien Secured Parties hereby acknowledges and agrees that (i) the Second Lien Secured Parties’ claims against the Grantors in respect of the Common Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the First Lien Lenders against the Grantors in respect of the Common Collateral and (ii) the First Lien Claims include all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Grantor at the rate provided for in the applicable First Lien Documents or Second Lien Documents (as the case may be) governing the same, whether or not a claim for post-petition interest is allowed in any such case, proceeding or other action. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Grantors in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then the Second Lien Agent, on behalf of the Second Lien Secured Parties, and each of the Second Lien Secured Parties hereby acknowledge and agree that all distributions pursuant to Section 4.1 or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Agent on behalf of the Second Lien Secured Parties), the First Lien Lenders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed in whole or in part in the respective bankruptcy, insolvency, reorganization, receivership or similar proceeding) before any distribution is made in respect of the claims held by the Second Lien Agent, on behalf of the Second Lien Secured Parties, with the Second Lien Agent and each of the Second Lien Secured Parties hereby acknowledging and agreeing to turn over to the holders of the First Lien Claims all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Second Lien Secured Parties).

Section 7. Reliance; Waivers; etc.

7.1 Reliance. The consent by the First Lien Lenders to the execution and delivery of the Second Lien Documents to which the First Lien Lenders have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Lenders to SSC or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. The Second Lien Agent, on behalf of itself and each Second Lien Secured Party, acknowledges that it and the Second Lien Secured Parties are not entitled to rely on any credit decision or other decisions made by the First Lien Agent or any First Lien Lender in taking or not taking any action under the applicable Second Lien Document or this Agreement.

7.2 No Warranties or Liability. Except as set forth in Section 8.15, none of the First Lien Agent or any First Lien Lender shall have been deemed to have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First Lien Lenders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Lien Lenders may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Agent or any of the Second Lien Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. None of the First Lien Agent nor any First Lien Lender shall have any duty to the Second Lien Agent or any Second Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with SSC or any Subsidiary thereof (including the Second Lien Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Agent, the First Lien Lenders, the Second Lien Agent and the Second Lien Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second Lien Claims, the First Lien

Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Agent or the First Lien Lenders or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part any Grantor or by any act or failure to act by the First Lien Agent or the First Lien Lenders, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Agent or the First Lien Lenders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the First Lien Documents and subject to the provisions of Section 5.3(b)), the First Lien Agent or the First Lien Lenders and any of them may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, the Second Lien Agent or any Second Lien Secured Party, without incurring any liabilities to the Second Lien Agent or any Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Agent or any Second Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of any of the First Lien Claims or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Borrowers or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Claims, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Agent or the First Lien Lenders, the First Lien Claims or any of the First Lien Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or other collateral or any liability of any Grantor to the First Lien or the First Lien Lenders, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Lien Claim or any other liability of the any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Claims) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Grantors or any security or any other Person, elect any remedy and otherwise deal freely with the any Grantor or any First Lien Collateral and any security and any guarantor of any liability of any Grantor to the First Lien Lenders or any liability incurred directly or indirectly in respect thereof.

(c) The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, also agrees that the First Lien Agent and the First Lien Lenders shall have no liability to the Second Lien Agent or any Second Lien Secured Party, and the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any claim against the First Lien Agent and the First Lien Lenders, arising out of any and all actions which the First Lien Agent or the First Lien Lenders may take or permit or omit to take with respect to: (i) the First Lien Documents, (ii) the collection of the First Lien Claims or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral or other collateral. The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Agent and the First Lien Lenders have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Claims or otherwise.

(d) The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or other collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agent and the First Lien Lenders, and the Second Lien Agent and the Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Claims or Second Lien Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other First Lien Document or of the terms of any Second Lien Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Claims or Second Lien Claims or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Claims, or of the Second Lien Agent or any Second Lien Secured Party in respect of this Agreement.

Section 8. Miscellaneous.

8.1 Conflicts. Subject to Section 8.19, in the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

8.2 Continuing Nature of this Agreement; Severability. Subject to Section 6.4, this Agreement shall continue to be effective until the Discharge of First Lien Claims shall have occurred or such later time as all the Obligations in respect of the Second Lien Claims shall have been paid in full. This is a continuing agreement of lien subordination and the First Lien Lenders may continue, at any time and without notice to each Second Lien Agent or any Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting First Lien Claims in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Agent or the First Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are affected.

8.4 Information Concerning Financial Condition of SSC and the Subsidiaries. Neither the First Lien Agent nor any First Lien Lender shall have any obligation to the Second Lien Agent or any Second Lien Secured Party to keep the Second Lien Agent or any Second Lien Secured Party informed of, and the Second Lien Agent and the Second Lien Secured Parties shall not be entitled to rely on the First Lien Agent or the First Lien Lenders with respect to, (a) the financial condition of SSC and the Subsidiaries and all endorsers and/or guarantors of the Second Lien Claims or the First Lien Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Second Lien Claims or the First Lien Claims. The First Lien Agent, the First Lien Lenders, the Second Lien Agent and the Second Lien Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First Lien Agent, any First Lien Lender, the Second Lien Agent or any Second Lien Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First Lien Agent, the First Lien Lenders, the Second Lien Agent and the Second Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. The Second Lien Agent, on behalf of itself and each Second Lien Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Claims has occurred.

8.6 Application of Payments. Except as otherwise provided herein, all payments received by the First Lien Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Claims as the First Lien Lenders, in their sole discretion, deem appropriate, consistent with the terms of the First Lien Documents. Except as otherwise provided herein, the Second Lien Agent, on behalf of itself and each Second Lien Secured Party, assents to any such extension or postponement of the time of payment of the First Lien Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 Consent to Jurisdiction; Waivers. The parties hereto consent to the nonexclusive jurisdiction of any state or federal court located in New York, New York (the “New York Courts”), and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction, except that each Grantor, each Second Lien Secured Party and the Second Lien Agent agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the holders of First Lien Claims and Second Lien Claims who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against the Second Lien Agent or any Grantor or any Second Lien Secured Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Grantor or such Second Lien Secured Party from asserting or seeking the same in the New York Courts.

8.8 Notices. All notices to the Second Lien Secured Parties and the First Lien Lenders permitted or required under this Agreement may be sent to the Second Lien Agent or the First Lien Agent as provided in the Second Lien Indenture, the First Lien Credit Agreement, the other relevant First Lien Documents or the other relevant Second Lien Documents, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the Grantors shall be as set forth below SSC’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The First Lien Agent hereby agrees to promptly notify the Second Lien Agent upon payment in full in cash of all Indebtedness under the applicable First Lien Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

8.9 Further Assurances. The Second Lien Agent, on behalf of itself and each Second Lien Secured Party, and the First Lien Agent, on behalf of itself and each First Lien Lender, agrees that each of them shall take such further action and shall execute and deliver to the First Lien Agent and the First Lien Lenders such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or the First Lien Lenders may reasonably request, at the expense of SSC, to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.10 Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Agent, the First Lien Lenders, the Second Lien Agent, the Second Lien Secured Parties, SSC, SSC’s Subsidiaries party hereto and their respective permitted successors and assigns.

8.12 Specific Performance. The First Lien Agent may demand specific performance of this Agreement. The Second Lien Agent, on behalf of itself and each Second Lien Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Agent.

8.13 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First Lien Claims and Second Lien Claims. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.17 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency or Liquidation Proceeding.

8.18 First Lien Agent and Second Lien Agent. It is understood and agreed that (a) HSBC is entering into this Agreement in its capacity as collateral agent under the First Lien Credit Agreement and the provisions of Article VIII of the First Lien Credit Agreement applicable to HSBC as collateral agent thereunder shall also apply to HSBC as the First Lien Agent hereunder and (b) Wilmington is entering into this Agreement in its capacity as collateral agent under the Second Lien Indenture and the provisions of Article XI of the Second Lien Indenture applicable to Wilmington as collateral agent thereunder shall also apply to Wilmington as the Second Lien Agent hereunder.

8.19 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement or any First Lien Documents or Second Lien Documents entered into in connection with the First Lien Credit Agreement, the Second Lien Indenture or any First Lien Document or Second Lien Document or permit the

Borrowers or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other First Lien Documents entered into in connection with the First Lien Credit Agreement, the Second Lien Indenture or any Second Lien Documents, (b) change the relative priorities of the First Lien Claims or the Liens granted under the First Lien Documents on the Common Collateral (or any other assets) as among the First Lien Lenders, (c) otherwise change the relative rights of the First Lien Lenders in respect of the Common Collateral as among such First Lien Lenders or (d) obligate SSC or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other First Lien Document entered into in connection with the First Lien Credit Agreement, the Second Lien Indenture or any Second Lien Documents.

8.20 References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Second Lien Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Second Lien Indenture, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Second Lien Indenture, and (2) approved in writing by, or on behalf of, the requisite First Lien Lenders as are needed under the terms of the First Lien Credit Agreement to approve such amendment or modification.

8.21 Supplements. Upon the execution by any Subsidiary of a supplement hereto in form and substance satisfactory to the First Lien Agent, such Subsidiary shall be a party to this Agreement and shall be bound by the provisions hereof to the same extent as each Grantor is so bound.

8.22 Joinder Requirements. The Grantors, without the consent of the First Lien Agent or the Second Lien Agent, any First Lien Lender or any Second Lien Secured Party, may designate additional obligations as Second Lien Claims if the incurrence of such obligations is permitted under each of the First Lien Credit Agreement, the Second Lien Indenture, each other First Lien Document and Second Lien Document and this Agreement. If so permitted, as a condition precedent to the effectiveness of such designation, the administrative agent or trustee and collateral agent for such additional Second Lien Claims shall execute and deliver to the First Lien Agent and the Second Lien Agent, a joinder agreement to this Agreement in form attached hereto as Exhibit A, at which point such designation shall be effective for all purposes under this Agreement. The First Lien Agent and/or the Second Lien Agent agree that, at the request of the Grantors, the parties hereto shall endeavor to enter into a supplemental agreement (which may take the form of an amendment, an amendment and restatement or a supplement of this Agreement) to facilitate the designation of such additional obligations as additional Second Lien Claims for all purposes of this Agreement, subject to any consents which may be required under the First Lien Credit Agreement or the Second Lien Indenture, as applicable. The First Lien Agent, the Second Lien Agent and any other parties hereto holding such additional Second Lien Claims shall be entitled to rely on the determination of officers of the Grantors that such modifications do not violate the First Lien Credit Agreement, the Second Lien Indenture, any other First Lien Document or Second Lien Document and this Agreement, if such determination is set forth in an officers’ certificate delivered to such other party, the First Lien Agent and the Second Lien Agent; provided, however, that such determination will not affect whether or not the Grantors have complied with its undertakings in such agreements and documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SEVEN SEAS CRUISES S. DE R.L.

By:	/s/ Gema M. Piñon
Name:	Gema M. Piñon
Title:	Senior Vice President, General Counsel and Secretary

MARINER, LLC

By:	/s/ Gema M. Piñon
Name:	Gema M. Piñon
Title:	Manager

CELTIC PACIFIC (UK) TWO LIMITED

By:	/s/ Graham P. Sadler
Name: Graham P. Sadler
Title: Director

SUPPLYSTILL LIMITED

By:	/s/ Graham P. Sadler
Name: Graham P. Sadler
Title: Director

INTERCREDITOR AGREEMENT

HSBC BANK PLC, as First Lien Agent

By:	/s/ Ronald Keith Lane-Smith
Name: Ronald Keith Lane-Smith
Title: Authorized Signature

INTERCREDITOR AGREEMENT

WILMINGTON TRUST FSB, as Second Lien Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

INTERCREDITOR AGREEMENT

EXHIBIT A

FORM OF JOINDER AND SUPPLEMENT

to

INTERCREDITOR AGREEMENT

Reference is made to that certain Intercreditor Agreement, dated as of May 19, 2011 (as supplemented on the date hereof through the execution and delivery of this Agreement and as the same may be further amended, restated, renewed, extended, replaced, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among HSBC BANK PLC, as First Lien Agent, Wilmington Trust FSB, as Second Lien Agent, and Seven Seas Cruises S. de R.L. (formerly known as Classic Cruises Holdings S. de R.L.), a Panamanian sociédad de responsibilidad limitada (“SSC”); Mariner, LLC (as assignee of Radisson Seven Seas (France), a French société en nom collectif), a Marshall Islands limited liability company (“Mariner”), Celtic Pacific (UK) Two Limited, a company organized and existing under the laws of the Bahamas (“CP2”) and Supplystill Limited, an English private limited company (“Supplystill”) (SSC, Mariner, CP2 and Supplystill collectively, the “Borrowers”), and other parties that may become party thereto from time to time (attached hereto as Exhibit A). Capitalized terms used but not defined herein shall have the meanings assigned in the Intercreditor Agreement.

This Joinder and Supplement to the Intercreditor Agreement (this “Agreement”), dated as of [     ] (the “Effective Date”), by [     ], as [trustee/agent] (the “New Agent”) pursuant to the [indenture/credit agreement] to be entered into as of the date hereof (the “[New [Indenture/New Credit Agreement]”), has been entered into to record the accession of the New Agent as the collateral agent of the Obligations created pursuant to the [New Indenture/New Credit Agreement] under the Intercreditor Agreement on behalf of the [holders of the notes issued pursuant to the New Indenture]/[lenders under the New Credit Agreement].

The New Agent hereby agrees as follows:

A. The New Agent agrees to become, with immediate effect, a party to the Intercreditor Agreement, and agrees to be bound by the terms of the Intercreditor Agreement as a Second Lien Agent, as if it had originally been party to the Intercreditor Agreement as a Second Lien Agent.

B. The Obligations created under the [New Indenture/New Credit Agreement] are hereby designated as Second Lien Claims.

C. The New Agent confirms that its address for notices pursuant to the Intercreditor Agreement is as follows:

[New Agent]

[Address 1]

[Address 2]

[City State Country]

[Postal Code]

[Facsimile]

[Attention]

D. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

E. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

[ ]

By:
Name:
Title:

INTERCREDITOR AGREEMENT